Exhibit 10.27

EXECUTIVE SEPARATION AGREEMENT

This Executive Separation Agreement (this “Agreement”) is entered into as of the 1st day of October, 2002, by and between Beta Oil & Gas, Inc., a Nevada corporation (“Employer”), and Steve Antry, a resident of Tulsa County, Oklahoma (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer and Employee are parties to that certain Employment Agreement dated June 23, 1997 (the “Employment Agreement”), pursuant to which Employee is employed by Employer in the capacity of President of Employer;

WHEREAS, the parties have agreed to mutually terminate the Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and mutual and dependent promises contained herein, the parties hereto agree as follows:

1.             Resignation.  Employee does hereby resign as an officer and employee of Employer effective as of October 21, 2002.  Employee’s usual monthly salary for services rendered in October of 2002 shall be paid on a pro-rated basis, through the effective date of termination.  The parties agree that the Employment Agreement is hereby terminated and both parties release, waive and relinquish any rights or remedies they may have thereunder.

2.             Severance Payment and Termination.  Employer shall pay to Employee a total amount equal to $150,000, payable in twenty-four (24) equal semi-monthly installments, payable on the 15th and last day of each calendar month, commencing November 15, 2002.  Such payments and the health insurance coverage provided in paragraph 3 below shall be in lieu of any other compensation or benefits otherwise provided for in the Employment Agreement.

3.             Health Insurance.  The parties agree that Employee and his family shall continue to be covered by Employer’s health and hospitalization insurance policy at Employer’s cost for a period of twelve (12) months, uninterrupted from date of termination until October 21, 2003.  This shall not abrogate any rights Employee may have under COBRA.

4.             Board Seat.  It is understood and agreed that Employee is not resigning his membership on Employer’s Board of Directors.

5.             Binding Effect; Assignability.  This Agreement shall insure to the benefit of, bind and be enforceable by the parties hereto, Employer’s successors and assigns and Employee’s heirs, devisees, legatees, executors, administrators and personal and legal representatives.

6.             Applicable Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal laws, and not the law of conflicts, of the State of Oklahoma.

7.             Counterparts.  The parties may execute this Agreement in any number of counterparts, each of which is an original, but all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective names and Employer by a duly authorized representative on the day and year first above written.

EMPLOYER:

Beta Oil & Gas, Inc.

By:

/s/ Joseph L. Burnett

Chief Financial Officer

By:	/s/ Robert E. Davis, Jr.
Chairman of the Board of Directors

By:	/s/ Steve Antry
Employee